UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant	☒

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

 (Name of Persons Filing Consent Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

FOR IMMEDIATE RELEASE

Sherwood Group Reiterates Concerns Regarding Barnwell Board Process and Urges Constructive Resolution

Vero Beach, Florida, June 20, 2025 – The Sherwood Group, a long-term shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell”, “BRN” or the “Company”), today issued the following letter to fellow shareholders.

To Our Fellow Shareholders,

We appreciate the continued support and engagement of shareholders during this important period for Barnwell Industries. Like many of you, we share the goal of seeing Barnwell positioned for long-term growth, responsible governance, and enhanced shareholder value.

As of this writing, Barnwell’s 2025 Annual Meeting of Shareholders has been adjourned for a third time, with the new date now scheduled for September. We are concerned that this delay may undermine shareholder confidence and that the prolonged uncertainty distracts from the critical work that needs to be done to ensure the financial health of the Company. We also note potential concerns around compliance with NYSE listing standards related to board composition, given the status of the Board.

As of today, only two directors—Ken Grossman and Josh Horowitz—remain on the Board, collectively holding approximately 4.8% of the Company’s outstanding shares. By contrast, over 45% of shares have already been voted in favor of change through the Green proxy card. In our view, the Company would benefit from recognizing this strong call for renewal and broader independent representation.

For transparency, we would like to share some context based on preliminary vote data:

●	Mr. Grossman received a total of approximately 2.8 million votes (White + Green Card), or 28.04% of the outstanding shares. When this total is adjusted for aligned insider holdings (which include, in addition to Grossman and Horowitz, Kinzler, Magaro and Hopkins (the “insider group”)), support among independent shareholders outside of this insider group is approximately 2.44%.

●	Mr. Horowitz received approximately 3.05 million votes (White + Green Card), or 30.4%, with adjusted independent support outside of the same insider group estimated at 4.8%.

We recently provided a revised settlement proposal to Mr. Horowitz intended to move past the ongoing conflict and balance continuity with meaningful change. The proposal included:

●	Maintaining Mr. Horowitz on the Board;

●	Adding CEO Craig Hopkins, Green proxy nominees Ben Pierson and Heather Isidoro (each of whom received support from over 46% of shareholders), and former director Brad Tirpak;

●	Forming a refreshed 5-person Board, comprising three independent directors and two representatives from management’s slate;

●	No board seat was requested for me.

This proposal was made in good faith and in the interest of reconciliation and moving forward collaboratively. Unfortunately, this proposal was ignored. We remain open to discussions that will serve in the best interests of all shareholders, including those who have already spoken on the Green card, to allow the Company to move past conflict and refocus on the longevity and financial health of the Company.

Should the Company engage meaningfully on this proposal—or a similarly balanced path—I will fully commit to participating. We ask Mr. Horowitz and Mr. Grossman to consider their fiduciary duty to consider solutions that reflect the interests of all shareholders, otherwise reaching a constructive resolution will be all but impossible. We remain hopeful they will engage in a forward-looking path for Barnwell.

We remain committed to promoting accountability, transparency, and stewardship at Barnwell Industries, and hope other shareholders will join in our requests for accountability from the remaining Directors.

Sincerely,

/s/ Ned L. Sherwood
Ned L. Sherwood

Voting Note:

Preliminary voting results are not final and may change. Shareholders may revoke or update their proxies at any time prior to the Annual Meeting. The Sherwood Group encourages all shareholders to carefully evaluate all materials before making their final voting decisions.

If you have any questions, please contact:

Alliance Advisors

150 Clove Road, Suite 400, Little Falls, NJ 07424

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com

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